Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE

SERIES C-1 CONVERTIBLE PREFERRED STOCK OF

ONCBIOMUNE PHARMACEUTICALS, INC.

The undersigned, Andrew Kucharchuk, President and Chief Executive Officer of OncBioMune Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under Chapter 78 of the Nevada Revised Statues (the “NRS”), hereby does certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation by the Corporation’s Articles of Incorporation, as amended, and Section 78.315 of the NRS, the Board of Directors on April 28, 2020, adopted the following resolution determining it desirable and in the best interests of the Corporation and its shareholders for the Corporation to create a series of Three Thousand (3,000) shares of preferred stock designated as “Series C-1 Convertible Preferred Stock”, none of which shares have been issued.

RESOLVED, that the Board of Directors designates the Series C-1 Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as follows:

TERMS OF SERIES C-1 CONVERTIBLE PREFERRED STOCK

1. Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(a) “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(b) “Additional Amount” means, as of the applicable date of determination, with respect to each share of Series C-1, all dividends, whether declared or not, on such share of Series C-1.

(c) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(d) “Authorized Failure Shares” shall have the meaning given to it in Section 12 hereto.

(e) “Authorized Share Allocation” shall have the meaning given to it in Section 12 hereto.

(f) “Authorized Share Failure” shall have the meaning given to it in Section 12 hereto.

(g) “Buy-In Price” shall have the meaning given to it in Section 5 hereto.

(h) “Cavalry” shall have the meaning given to it in Section 3 hereto.

(i) “Certificate of Designations” means this Certificate Of Designations, Preferences and Rights of the Series C-1 Convertible Preferred Stock of the Corporation.

(j) “Closing Sale Price” means, for any security as of any date, (i) the last closing price for such security on the Principal Market, as reported by Bloomberg, or, (2) if the foregoing does not apply, the lowest reported sale price for such date on the Principal Market, or (3) fair market value as determined by the Board of Directors of the Company.

(k) “Common Stock” means (i) the Corporation’s shares of common stock, $0.0001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(l) “Conversion Amount” shall have the meaning given to it in Section 5 hereto.

(m) “Conversion Date” shall have the meaning given to it in Section 5 hereto.

(n) “Conversion Failure” shall have the meaning given to it in Section 5 hereto.

(o) “Conversion Notice” shall have the meaning given to it in Section 5 hereto.

(p) “Conversion Price” shall have the meaning given to it in Section 5 hereto.

(q) “Conversion Rate” shall have the meaning given to it in Section 5 hereto.

(r) “Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

(s) “Corporate Event” shall have the meaning given to it in Section 7 hereto.

(t) “Corporation” shall have the meaning given to it in the preamble hereto.

(u) “Dispute Submission Deadline” shall have the meaning given to it in Section 22 hereto.

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(v) “Distributions” shall have the meaning given to it in Section 14 hereto.

(w) “DTC” shall have the meaning given to it in Section 5 hereto.

(x) “Excess Shares” shall have the meaning given to it in Section 5 hereto.

(y) “Exchange Agreements” means those certain Exchange Agreements by and among the Corporation and the holders of Series C-1, effective as of the Initial Issuance Date, as may be amended from time in accordance with the terms thereof.

(z) “Fundamental Transaction” shall have the meaning given to it in Section 7.

(aa) “Holder” or “Holders” means a holder of Series C-1.

(bb) “Initial Issuance Date” means the date the first share of Series C-1 is issued to any Holder hereof.

(cc) “Junior Stock” shall have the meaning given to it in Section 3 hereto.

(dd) “Liquidation Event” means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Corporation and its Subsidiaries, taken as a whole.

(ee) “Liquidation Funds” shall have the meaning given to it in Section 13 hereto.

(ff) “Maximum Percentage” shall have the meaning given to it in Section 5 hereto.

(gg) “NRS” shall have the meaning given to it in the preamble hereto.

(hh) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(ii) “Parity Stock” shall have the meaning given to it in Section 3 hereto.

(jj) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(kk) “Principal Market” means The New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, OTCPink, OTCQB, or OTCQX and any successor markets thereto.

(ll) “Purchase Rights” shall have the meaning given to it in Section 7 hereto.

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(mm) “Register” shall have the meaning given to it in Section 5 hereto.

(nn) “Registered Series C-1” shall have the meaning given to it in Section 5 hereto.

(oo) “Reported Outstanding Share Number” shall have the meaning given to it in Section 5 hereto.

(pp) “Required Dispute Documentation” shall have the meaning given to it in Section 22 hereto.

(qq) “Required Holder” shall have the meaning given to it in Section 3 hereto.

(rr) “Required Reserve Amount” shall have the meaning given to it in Section 12 hereto.

(ss) “SEC” means the Securities and Exchange Commission or the successor thereto.

(tt) “Senior Preferred Stock” shall have the meaning given to it in Section 3 hereto.

(uu) “Series C-1” shall have the meaning given to it in Section 2 hereto.

(vv) “Series C-1 Certificates” shall have the meaning given to it in Section 5 hereto.

(ww) “Share Delivery Deadline” shall have the meaning given to it in Section 5 hereto.

(xx) “Stated Value” shall mean $4,128.42 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the Initial Issuance Date with respect to the Series C-1.

(yy) “Subsidiary” when used with respect to any Person, means any corporation or other organization, whether incorporated or unincorporated, of which (A) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise) or (B) such Person or any subsidiary of such Person is a general partner of any general partnership or a manager of any limited liability company.

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(zz) “Trading Day” means any day on which the Common Stock is eligible to be traded on the Principal Market or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., Eastern time) unless such day is otherwise designated as a Trading Day in writing by the Holder.

(aaa) “Transaction Documents” means the Exchange Agreements, this Certificate of Designations, and each of the other agreements and instruments entered into or delivered by the Corporation in connection with the transactions contemplated by the Exchange Agreements, all as may be amended from time to time in accordance with the terms thereof.

(bbb) “Transfer Agent” shall have the meaning given to it in Section 5 hereto.

(ccc) “Triggering Event” shall have the meaning given to it in Section 6 hereto.

(ddd) “Triggering Event Conversion” shall have the meaning given to it in Section 5 hereto.

(eee) “Triggering Event Conversion Amount” shall have the meaning given to it in Section 5 hereto.

(fff) “Triggering Event Conversion Date” shall have the meaning given to it in Section 5 hereto.

(ggg) “Triggering Event Conversion Price” means while a Triggering Event is in effect 80% of the prior Conversion Price.

(hhh) “Triggering Event Notice” shall have the meaning given to it in Section 6 hereto.

(iii) “Triggering Event Right Commencement Date” shall have the meaning given to it in Section 6 hereto.

(jjj) “Triggering Event Right Expiration Date” shall have the meaning given to it in Section 6 hereto.

2. Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Corporation designated as “Series C-1 Convertible Preferred Stock” (the “Series C-1”). The authorized number of Series C-1 shall be Three Thousand (3,000) shares. Each share of Series C-1 shall have a par value of $0.0001.

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3. Ranking. Until such time as the holders of at least a majority of the outstanding Series C-1, which shall include Cavalry Fund I LP (“Cavalry”) as long as it owns at least 5% of the Series C-1 (the “Required Holder”), expressly consent to the creation of Parity Stock or Senior Preferred Stock (each as defined below) in accordance with Section 15, the Series C-1 shall rank pari passu with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation with the Series D-1 Convertible Preferred Stock of the Corporation and the Series D-2 Convertible Preferred Stock of the Corporation (the “Parity Stock”) , and all other shares of capital stock of the Corporation shall be junior in rank to all Series C-1 with respect to the preferences as to dividends (except for the Common Stock, which shall be pari passu as provided in Section 4), distributions and payments upon the liquidation, dissolution and winding up of the Corporation (such junior stock is referred to herein collectively as “Junior Stock”). The rights of all such Junior Stock shall be subject to the rights, powers, preferences and privileges of the Series C-1. Without limiting any other provision of this Certificate of Designations, without the prior express consent of the Required Holder, the Corporation shall not hereafter authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the Series C-1 in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Senior Preferred Stock”), or (ii) Parity Stock. Except as provided for herein, in the event of the merger or consolidation of the Corporation into another corporation, the Series C-1 shall maintain their relative rights, powers, designations, privileges and preferences provided for herein for a period of at least two years following such merger or consolidation and no such merger or consolidation shall cause result inconsistent therewith.

4. Dividends and Distributions. Each Holder of Series C-1 shall be entitled to receive dividends or distributions on each share of Series C-1 on an “as converted” into Common Stock basis as provided in Section 5 hereof when and if dividends are declared on the Common Stock by the Board of Directors. Dividends shall be paid in cash or property, as determined by the Board of Directors.

5. Conversion. At any time after the Initial Issuance Date, each share of Series C-1 shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock, on the terms and conditions set forth in this Section 5.

(a) Holder’s Conversion Right. Subject to the provisions of Section 5(d), at any time or times on or after the Initial Issuance Date, each Holder shall be entitled to convert any portion of the outstanding Series C-1 held by such Holder into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 5(c) at the Conversion Rate (as defined below). The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up to the nearest whole share. The Corporation shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including fees and expenses of the Transfer Agent (as defined below)) that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount (as defined below).

(b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any share of Series C-1 pursuant to Section 5(a) shall be determined by dividing (x) the Conversion Amount of such share of Series C-1 by (y) the Conversion Price (the “Conversion Rate”):

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(i) “Conversion Amount” means, with respect to each share of Series C-1, as of the applicable date of determination, the sum of (1) the Stated Value thereof plus (2) the Additional Amount thereon.

(ii) “Conversion Price” means, with respect to each share of Series C-1, as of any Conversion Date or other date of determination, $0.0275, subject to adjustment as provided herein including by the existence of a Triggering Event Conversion Price.

(c) Mechanics of Conversion. The conversion of each share of Series C-1 shall be conducted in the following manner:

(i) Optional Conversion. To convert a share of Series C-1 into shares of Common Stock on any date after the Initial Issuance Date (a “Conversion Date”), a Holder shall deliver, via electronic mail or otherwise, for receipt on or prior to 11:59 p.m., Eastern time, on such date, a copy of an executed notice of conversion of the share(s) of Series C-1 subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Corporation. If required by Section 5(c)(iii), within three Trading Days following a conversion of any such Series C-1 as aforesaid, such Holder shall surrender to a nationally recognized overnight delivery service for delivery to the Corporation the original certificates representing the Series C-1 (the “Series C-1 Certificates”) so converted as aforesaid (or an indemnification undertaking with respect to the Series C-1 in the case of its loss, theft or destruction as contemplated by Section 17). On or before the first Trading Day following the date of receipt of a Conversion Notice, the Corporation shall transmit by electronic mail an acknowledgment of confirmation, in the form attached hereto as Exhibit II, of receipt of such Conversion Notice to such Holder and the Corporation’s transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the second Trading Day following the date of receipt of a Conversion Notice (or such earlier date as required pursuant to the 1934 Act or other applicable law, rule, regulation, Trading Market Rule or other customary applicable policy for the settlement of a trade initiated on the applicable Conversion Date of such shares of Common Stock issuable pursuant to such Conversion Notice) (the “Share Delivery Deadline”), the Corporation shall (1) provided that the Transfer Agent is participating in The Depository Trust Corporation’s (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver (via reputable overnight courier) to the address as specified in such Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled. If the number of Series C-1 represented by the Series C-1 Certificate(s) submitted for conversion pursuant to Section 5(c)(ii) is greater than the number of Series C-1 being converted, then the Corporation shall, as soon as practicable and in no event later than two Trading Days after receipt of the Series C-1 Certificate(s) and at its own expense, issue and deliver to such Holder (or its designee) a new Series C-1 Certificate (in accordance with Section 17(d)) representing the number of Series C-1 not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series C-1 shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

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(ii) Corporation’s Failure to Timely Convert. If the Corporation shall fail, for any reason or for no reason, on or prior to the applicable Share Delivery Deadline, to issue to such Holder a certificate for the number of shares of Common Stock to which such Holder is entitled and register such shares of Common Stock on the Corporation’s share register or to credit such Holder’s or its designee’s balance account with DTC for such number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of any Conversion Amount (as the case may be) (a “Conversion Failure”), then, in addition to all other remedies available to such Holder, (X) the Corporation shall pay in cash to such Holder on each day after the Share Delivery Deadline and during such Conversion Failure an amount equal to 2% of the product of (A) the sum of the number of shares of Common Stock not issued to such Holder on or prior to the Share Delivery Deadline and to which such Holder is entitled, multiplied by (B) the closing price of the Common Stock on the applicable Conversion Date and ending on the applicable Share Delivery Deadline, and (Y) such Holder, upon written notice to the Corporation, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, all, or any portion, of such Series C-1 that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Corporation’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 5(c)(i) or otherwise. In addition to the foregoing, if on or prior to the Share Delivery Deadline the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, the Corporation shall fail to issue and deliver to such Holder (or its designee) a certificate and register such shares of Common Stock on the Corporation’s share register or, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, the Transfer Agent shall fail to credit the balance account of such Holder or such Holder’s designee with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s exercise hereunder or pursuant to the Corporation’s obligation pursuant to clause (II) below and if on or after such Share Delivery Deadline such Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock, issuable upon such conversion that such Holder so is entitled to receive from the Corporation, then, in addition to all other remedies available to such Holder, the Corporation shall, within two Trading Days after receipt of such Holder’s request and in such Holder’s discretion, either: (I) pay cash to such Holder in an amount equal to such Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including by any other Person in respect, or on behalf, of such Holder) (the “Buy-In Price”), at which point the Corporation’s obligation to so issue and deliver such certificate or credit such Holder’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (II) promptly honor its obligation to so issue and deliver to such Holder a certificate or certificates representing such shares of Common Stock or credit such Holder’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be) and pay cash to such Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (x) such number of shares of Common Stock to which such Holder is entitled multiplied by (y) the lowest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date of the applicable Conversion Notice and ending on the date of such issuance and payment under this clause (ii).

(iii) Registration; Book-Entry. The Corporation shall maintain a register (the “Register”) for the recordation of the names and addresses of the Holders of each share of Series C-1 and the Stated Value of the Series C-1 (the “Registered Series C-1”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Corporation and each Holder of the Series C-1 shall treat each Person whose name is recorded in the Register as the owner of a share of Series C-1 for all purposes (including the right to receive payments and dividends hereunder) notwithstanding notice to the contrary. A registered share of Series C-1 may be assigned, transferred or sold only by registration of such assignment or sale on the Register. Upon its receipt of a written request to assign, transfer or sell one or more Registered Series C-1 by such Holder thereof, the Corporation shall record the information contained therein in the Register and issue one or more new shares of Series C-1 in the same aggregate Stated Value as the Stated Value of the surrendered Series C-1 to the designated assignee or transferee pursuant to Section 17, provided that if the Corporation does not so record an assignment, transfer or sale (as the case may be) of such Series C-1 shares within two Trading Days of such a request, then the Register shall be automatically deemed updated to reflect such assignment, transfer or sale (as the case may be). Notwithstanding anything to the contrary set forth in this Section 5, following conversion of any Series C-1 in accordance with the terms hereof, the applicable Holder shall not be required to physically surrender such Series C-1 to the Corporation unless (A) the full or remaining number of Series C-1 shares represented by the applicable Series C-1 Certificate are being converted (in which event such certificate(s) shall be delivered to the Corporation as contemplated by this Section 5(c)(ii)) or (B) such Holder has provided the Corporation with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Series C-1 upon physical surrender of the applicable Series C-1 Certificate. Each Holder and the Corporation shall maintain records showing the Stated Value and dividends converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) or shall use such other method, reasonably satisfactory to such Holder and the Corporation, so as not to require physical surrender of a Series C-1 Certificate upon conversion. If the Corporation does not update the Register to record such Stated Value and dividends converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) within two Trading Days of such occurrence, then the Register shall be automatically deemed updated to reflect such occurrence. In the event of any dispute or discrepancy, such records of such Holder establishing the number of Series C-1 to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. A Holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Series C-1, the number of Series C-1 represented by such certificate may be less than the number of Series C-1 stated on the face thereof. Each Series C-1 Certificate shall bear the following legend:

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ANY TRANSFEREE OR ASSIGNEE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION’S CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES C-1 CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 5(c)(ii) THEREOF. THE NUMBER OF SHARES OF SERIES C-1 CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES C-1 CONVERTIBLE PREFERRED STOCK STATED ON THE FACE HEREOF PURSUANT TO SECTION 5(c)(ii) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES C-1 CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE.

(iv) Pro Rata Conversion; Disputes. In the event that the Corporation receives a Conversion Notice from more than one Holder for the same Conversion Date and the Corporation can convert some, but not all, of such Series C-1 submitted for conversion, the Corporation shall convert from each Holder electing to have Series C-1 converted on such date a pro rata amount of such Holder’s Series C-1 submitted for conversion on such date based on the number of Series C-1 submitted for conversion on such date by such Holder relative to the aggregate number of Series C-1 submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to a Holder in connection with a conversion of Series C-1, the Corporation shall issue to such Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 22.

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(d) Limitation on Beneficial Ownership. The Corporation shall not effect the conversion of any of the Series C-1 held by a Holder, and such Holder shall not have the right to convert any of the Series C-1 held by such Holder pursuant to the terms and conditions of this Certificate of Designations and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, such Holder would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion (which provision may be increased to a maximum of 9.9% by such Holder by written notice from such Holder to the Corporation, which notice shall be effective 61 calendar days after the date of such notice). For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder shall include the number of shares of Common Stock held by such Holder plus the number of shares of Common Stock issuable upon conversion of the Series C-1 with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Series C-1 beneficially owned by such Holder and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation (including any convertible notes, convertible preferred stock or warrants) beneficially owned by such Holder subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 5(d). For purposes of this Section 5(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act and the Rules thereunder. For purposes of determining the number of outstanding shares of Common Stock a Holder may acquire upon the conversion of such Series C-1 without exceeding the Maximum Percentage, such Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Corporation’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Corporation or (z) any other written notice by the Corporation or the Transfer Agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Corporation receives a Conversion Notice from a Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Corporation shall notify such Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause such Holder’s beneficial ownership, as determined pursuant to this Section 5(d), to exceed the Maximum Percentage, such Holder must notify the Corporation of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of any Holder, the Corporation shall within one Trading Day confirm orally and in writing or by electronic mail to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including such Series C-1, by such Holder since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to a Holder upon conversion of such Series C-1 results in such Holder being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which such Holder’s beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such Holder shall not have the power to vote or to transfer the Excess Shares. For purposes of clarity, the shares of Common Stock issuable to a Holder pursuant to the terms of this Certificate of Designations in excess of the Maximum Percentage shall not be deemed to be beneficially owned by such Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to convert such Series C-1 pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5(d) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 5(d) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The provisions of this Section 5(d) shall be of no further force or effect if the Holder participates in a subsequent transaction with the Corporation which results in the Holder beneficially owning in excess of 4.99% of the number of shares of the Common Stock outstanding which shall include securities convertible into Common Stock which do not contain a beneficial ownership limitation.

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(e) Triggering Event Conversion.

(i) General. Subject to Section 5(d), at any time during the period commencing on the date of the occurrence of a Triggering Event (defined below in Section 6(a)) and ending on the date of the cure of such Triggering Event, a Holder may, at such Holder’s option, by delivery of a Conversion Notice to the Corporation (the date of any such Conversion Notice, each an “Triggering Event Conversion Date”), convert all, or any number of Series C-1 (such Conversion Amount of the Series C-1 to be converted pursuant to this Section 5(e), the “Triggering Event Conversion Amount”) into shares of Common Stock at the Triggering Event Conversion Price (each, a “Triggering Event Conversion”).

(ii) Mechanics of Triggering Event Conversion. On or after any Triggering Event Conversion Date until the Triggering Event has been cured, a Holder may voluntarily convert any Triggering Event Conversion Amount pursuant to Section 5(b)(ii) (with the “Triggering Event Conversion Price” replacing the “Conversion Price” for all purposes hereunder with respect to such Triggering Event Conversion by designating in the Conversion Notice delivered pursuant to this Section 5(e) of this Certificate of Designations that such Holder is electing to use the Triggering Event Conversion Price for such conversion.

6. Triggering Events.

(a) Triggering Event. Each of the following events shall constitute a “Triggering Event”:

(i) the Corporation does not meet the current public information requirements under Rule 144 in respect of the shares of Common Stock issuable upon conversion of the Series C-1;

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(ii) the Corporation ceases to be subject to the periodic reporting provisions of the 1934 Act.

(iii) the suspension from trading or failure of the Common Stock to be trading or listed (as applicable) on a Principal Market for a period of ten consecutive Trading Days;

(iv) the Corporation’s written notice to any holder of Series C-1, including, without limitation, by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any Series C-1 into shares of Common Stock that is requested in accordance with the provisions of this Certificate of Designations, other than pursuant to Section 5(d) hereof;

(v) at any time following the 10th consecutive day that a Holder’s Authorized Share Allocation (as defined in Section 12 below) is less than 125% of the number of shares of Common Stock that such Holder would be entitled to receive upon a conversion, in full, of all of the Series C-1 then held by such Holder (without regard to any limitations on conversion set forth in this Certificate of Designations);

(vi) the Corporation’s failure to pay to any Holder any dividend on any dividend date declared by the Board or any other amount when and as due under this Certificate of Designations, the Exchange Agreements or any other Transaction Document (in each case, whether or not permitted pursuant to the NRS), except, in the case of a failure to pay dividends when and as due, in each such case only if such failure remains uncured for a period of at least ten Trading Days;

(vii) the Corporation either (A) fails to cure a Conversion Failure by delivery of the required number of shares of Common Stock within two Trading Days after the applicable Conversion Date on two or more occasions or (B) fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to such Holder upon conversion of any Series C-1 or as and when required by this Certificate of Designations unless otherwise then prohibited by applicable federal securities laws, and any such failure to remove the legend remains uncured for at least five Trading Days;

(viii) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Corporation or any Subsidiary which shall not be dismissed within thirty days of their initiation;

(ix) the commencement by the Corporation or any Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Corporation or any Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, the taking of corporate action by the Corporation or any Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law;

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(x) the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Corporation or any Subsidiary of an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Corporation or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Corporation or any Subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs;

(xi) a final judgment or judgments for the payment of money in excess of $1,000,000 are rendered against the Corporation and/or any of its Subsidiaries and which judgments are not, within ten days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within thirty days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $1,000,000 amount set forth above so long as the Corporation provides each Holder a written statement from such insurer or indemnity provider (which written statement and indemnity provider shall be reasonably satisfactory to each Holder) to the effect that such judgment is covered by insurance or an indemnity and the Corporation or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within 10 days of the issuance of such judgment provided further that any judgment rendered on the Corporation as a result of successor liability or any other manner which is related to any litigation which was disclosed in writing by Avant Diagnostics, Inc. prior to its acquisition by the Corporation shall not be included in calculating the $1,000,000 amount set forth above;

(xii) other than as specifically set forth in another clause of this Section 6(a), the Corporation or any Subsidiary breaches any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) or any covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of five consecutive Trading Days;

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(xiii) a false or inaccurate certification (including a false or inaccurate deemed certification) by the Corporation as to whether any Triggering Event has occurred.

(b) Notice of a Triggering Event. Upon the occurrence of a Triggering Event with respect to the Series C-1, the Corporation shall within three Trading Days deliver written notice thereof via facsimile or electronic mail and overnight courier (with next day delivery specified) (an “Triggering Event Notice”) to each Holder.

7. Rights Upon Issuance of Purchase Rights and Other Corporate Events.

(a) Purchase Rights. In addition to any adjustments pursuant to Section 8 and 9 below, if at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of Common Stock (the “Purchase Rights”), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of all the Series C-1 (without taking into account any limitations or restrictions on the convertibility of the Series C-1) held by such Holder immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that such Holder’s right to participate in any such Purchase Right would result in such Holder exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such Purchase Right to the extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Purchase Right (and beneficial ownership) to the extent of any such excess) and such Purchase Right to such extent shall be held in abeyance for such Holder until such time or times, if ever, as its right thereto would not result in such Holder exceeding the Maximum Percentage), at which time or times such Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation.

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(b) Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Corporation shall make appropriate provision to insure that each Holder will thereafter have the right to receive upon a conversion of all the Series C-1 held by such Holder (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which such Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by such Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of the Series C-1 contained in this Certificate of Designations) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as such Holder would have been entitled to receive had the Series C-1 held by such Holder initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. The provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Holder. The provisions of this Section 7 shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion of the Series C-1 contained in this Certificate of Designations. “Fundamental Transaction” means the occurrence of the Corporation (i) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (A) consolidating or merging with or into (whether or not the Corporation is the surviving corporation) another Person, (B) selling, assigning, transferring, conveying or otherwise disposing of all or substantially all of the properties or assets of the Corporation or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Persons, (C) making, or allowing one or more Persons to make, or allowing the Corporation to be subject to or have its Common Stock be subject to or party to one or more Persons making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Persons making or party to, or affiliated with any Persons making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Persons making or party to, or affiliated with any Person making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, (D) consummating a stock or share purchase agreement or other business combination (including a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Persons whereby all such Persons, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Persons making or party to, or affiliated with any Persons making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Persons become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (E) reorganize, recapitalize or reclassify its Common Stock.

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8. Price Protection. In the event the Corporation issues or sells any securities including Options or Convertible Securities, except for any Exempt Issuance (as hereinafter defined), at a price of or with an exercise or conversion price of less than the Conversion Price, then upon such issuance or sale, the Conversion Price shall be reduced to the sale price or the exercise or conversion price of the securities issued or sold. “Exempt Issuance” shall mean any sale or issuance by the Company of its Common Stock or securities convertible into, exercisable for or exchangeable for Common Stock in connection with (i) full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of the securities or assets of a corporation or other entity (or any division or business unit thereof), (ii) the Company’s issuance of securities in connection with strategic supply, sale or license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital, (iii) the Company’s issuance of Common stock, restricted stock units or the issuances or grants of Options to purchase Common Stock to employees, officers or directors, under an equity incentive plan adopted by a majority of the non employee members of the Board of Directors of the Corporation; (iv) securities issued upon the exercise or exchange of or conversion of any Convertible Securities issued and outstanding on the date of the issuance of Series C-1 to securities holders of the Corporation in exchange for other securities existing as of the date this Certificate of Designations is filed with the Nevada Secretary of State, (v) the conversion of any Series C-1, Series D-1 Convertible Preferred Stock of the Corporation or any Series D-2 Convertible Preferred Stock of the Corporation and (vi) any private or public offering of the Corporation’s equity, debt, debt-linked or equity-linked securities that occurs within 12 months of the Initial Issuance Date provided the price per share in any such offering is above the Conversion Price then in effect.

9. Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. Without limiting any provision of Section 8(a), if the Corporation at any time on or after the Initial Issuance Date subdivides (by any stock split, stock dividend, recapitalization or other similar transaction) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision of Section 8(a), if the Corporation at any time on or after the Initial Issuance Date combines (by any reverse split, recapitalization or other similar transaction) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 9 shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 9 occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

10. Participation in Future Financing.

(a) From the date hereof until the date that is the twenty-four (24) month anniversary of the Closing Date (or until 100% of the Series C-1 issued on the Initial Issuance Date is converted into Common Stock, if earlier), upon any issuance by the Company of Common Stock or Common Stock Equivalents for cash consideration, Indebtedness or a combination of units hereof in a transaction exempt from registration under the Securities Act (a “Subsequent Financing”), each Holder shall have the right to participate in up to an amount of the Subsequent Financing equal to 25% of the Subsequent Financing (the “Participation Maximum”) on the same terms, conditions and price provided for in the Subsequent Financing. At least five (5) Trading Days prior to the closing of the Subsequent Financing, the Company shall deliver to each Holder a written notice of its intention to effect a Subsequent Financing (“Pre-Notice”), which Pre-Notice shall ask such Holder if it wants to review the details of such financing (such additional notice, a “Subsequent Financing Notice”). Upon the request of a Holder, for a Subsequent Financing Notice, the Company shall promptly, but no later than two (2) Trading Days after such request, deliver a Subsequent Financing Notice to such Holder. The Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder and the Person or Persons through or with whom such Subsequent Financing is proposed to be effected and shall include a term sheet or similar document relating thereto as an attachment.

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(b) Any Holder desiring to participate in such Subsequent Financing must provide written notice to the Company by not later than 5:30 p.m. (New York City time) on the fifth (5th) Trading Day after such Holders have received the Subsequent Financing Notice that such Holder is willing to participate in the Subsequent Financing, the amount of such Holder’s participation, and representing and warranting that such Holder has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice. If the Company receives no such notice from a Holder as of such fifth (5th) Trading Day, such Holder shall be deemed to have notified the Company that it does not elect to participate.

(c) If by 5:30 p.m. (New York City time) on the fifth (5th) Trading Day after all of the Holders have received the Pre-Notice, the Company receives responses to a Subsequent Financing Notice from Holders seeking to purchase more than the aggregate amount of the Participation Maximum, each such Holder shall have the right to purchase its Pro Rata Portion (as defined below) of the Participation Maximum. “Pro Rata Portion” means the ratio of (x) the amount of Series C-1 issued on the Initial Issuance Date to the Holder participating under this Section 10 and (y) the sum of the aggregate amount of Series C-1 issued on the Initial Issuance Date to all Holders participating under this Section 10.

(d) The Company must provide the Holders with a second Subsequent Financing Notice, and the Holders will again have the right of participation set forth above in this Section 10, if the Subsequent Financing subject to the initial Subsequent Financing Notice is not consummated for any reason on the terms set forth in such Subsequent Financing Notice within thirty (30) Trading Days after the date of the initial Subsequent Financing Notice.

(e) The Company and each Holder agree that if any Holder elects to participate in the Subsequent Financing, the transaction documents related to the Subsequent Financing shall not include any term or provision whereby such Holder shall be required to agree to any restrictions on trading as to any of the Securities purchased hereunder or be required to consent to any amendment to or termination of, or grant any waiver, release or the like under or in connection with, this Agreement, without the prior written consent of such Holder.

(f) Notwithstanding anything to the contrary in this Section 10 and unless otherwise agreed to by such Holder, the Company shall either confirm in writing to such Holder that the transaction with respect to the Subsequent Financing has been abandoned or shall publicly disclose its intention to issue the securities in the Subsequent Financing, in either case in such a manner such that such Holder will not be in possession of any material, non-public information, by the tenth (10th) Business Day following delivery of the Subsequent Financing Notice. If by such tenth (10th) Business Day, no public disclosure regarding a transaction with respect to the Subsequent Financing has been made, and no notice regarding the abandonment of such transaction has been received by such Holder, such transaction shall be deemed to have been abandoned and such Holder shall not be deemed to be in possession of any material, non-public information with respect to the Company or any of its Subsidiaries.

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(g) Notwithstanding the foregoing, this Section 10 shall not apply in respect of (i) an Exempt Issuance, or (ii) a public offering registered with the SEC.

11. Noncircumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all the provisions of this Certificate of Designations and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate of Designations, the Corporation (a) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any Series C-1 above the Conversion Price then in effect, (b) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Series C-1 and (c) shall, so long as any Series C-1 are outstanding, and upon the filing of an amendment to the Corporation’s Articles of Incorporation to increase the number of shares of the Corporation’s Common Stock that the Corporation is authorized to issue with the Secretary of State of the State of Nevada, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series C-1, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the conversion of the Series C-1 then outstanding (without regard to any limitations on conversion contained herein).

12. Authorized Shares.

(a) Reservation. So long as any Series C-1 remain outstanding, and upon the filing of an amendment to the Corporation’s Articles of Incorporation to increase the number of shares of the Corporation’s Common Stock that the Corporation is authorized to issue with the Secretary of State of the State of Nevada, the Corporation shall at all times reserve at least 125% times the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Series C-1 then outstanding (without regard to any limitations on conversions) (the “Required Reserve Amount”). The Required Reserve Amount (including each increase in the number of shares so reserved) shall be allocated pro rata among the Holders based on the number of the Series C-1 held by each Holder (the “Authorized Share Allocation”). In the event that a Holder shall sell or otherwise transfer any of such Holder’s Series C-1, each transferee shall be allocated a pro rata portion of such Holder’s Authorized Share Allocation. If the Required Reserve Amount is not met at such time, any shares of Common Stock reserved and allocated to any Person which ceases to hold any Series C-1 shall be allocated to the remaining Holders of Series C-1, pro rata based on the number of the Series C-1 then held by the Holders.

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(b) Insufficient Authorized Shares. If, notwithstanding Section 12(a) and not in limitation thereof, while any of the Series C-1 remain outstanding the Corporation does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Series C-1 at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Corporation shall immediately take all action necessary to increase the Corporation’s authorized shares of Common Stock to an amount sufficient to allow the Corporation to reserve the Required Reserve Amount for the Series C-1 then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than ninety days after the occurrence of such Authorized Share Failure, the Corporation shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Corporation shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its Board of Directors to recommend to the stockholders that they approve such proposal. In lieu of a meeting of stockholders, the Corporation may effect such action by written consent in accordance with Section 14(c) of the 1934 Act. Except as provided in the first sentence of Section 12(a), in the event that the Corporation is prohibited from issuing shares of Common Stock to a Holder upon any conversion due to the failure by the Corporation to have sufficient shares of Common Stock available out of the authorized but unissued shares of Common Stock (such unavailable number of shares of Common Stock, the “Authorized Failure Shares”), in lieu of delivering such Authorized Failure Shares to such Holder, the Corporation shall pay cash in exchange for the redemption of such portion of the Conversion Amount convertible into such Authorized Failure Shares at a price equal to the sum of (i) the product of (x) such number of Authorized Failure Shares and (y) the average Closing Sale Prices of the Common Stock on the Trading Days during the period commencing on the date such Holder delivers the applicable Conversion Notice with respect to such Authorized Failure Shares to the Corporation and ending on the date of such issuance under this Section 12(b). Nothing contained in this Section shall limit any obligations of the Corporation under any provision of the Exchange Agreements.

13. Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of shares of Junior Stock, but pari passu with any Parity Stock then outstanding, an amount per share of Series C-1 equal to the greater of (A) the Conversion Amount thereof on the date of such payment or (B) the amount per share such Holder would receive if such Holder converted such Series C-1 into Common Stock immediately prior to the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of Parity Stock, then each Holder and each holder of Parity Stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder and such holder of Parity Stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Series C-1 and all holders of shares of Parity Stock. To the extent necessary, the Corporation shall cause such actions to be taken by each of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section 13. All the preferential amounts to be paid to the Holders under this Section shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Corporation to the holders of shares of Junior Stock in connection with a Liquidation Event as to which this Section 13 applies.

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14. Distribution of Assets. In addition to any adjustments pursuant to Section 8 and 9, if the Corporation shall declare or make any dividend or other distributions of its assets (or rights to acquire its assets) to any or all holders of shares of Common Stock, by way of return of capital or otherwise (including any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (the “Distributions”), then each Holder, as holders of Series C-1, will be entitled to such Distributions as if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series C-1 (without taking into account any limitations or restrictions on the convertibility of the Series C-1) immediately prior to the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for such Distributions (provided, however, that to the extent that such Holder’s right to participate in any such Distribution would result in such Holder exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such Distribution to the extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to the extent of any such excess) and the portion of such Distribution shall be held in abeyance for such Holder until such time or times as its right thereto would not result in such Holder exceeding the Maximum Percentage, at which time or times, if any, such Holder shall be granted such rights (and any rights under this Section 14 on such initial rights or on any subsequent such rights to be held similarly in abeyance) to the same extent as if there had been no such limitation).

15. Vote to Change the Terms of or Issue Series C-1. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law, without first obtaining the affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of a majority of the outstanding Series C-1, including the Required Holder, voting together as a single class, the Corporation shall not: (a) amend or repeal any provision of, or add any provision to, its Articles of Incorporation or Bylaws, or file any certificate of designations or articles of amendment of any series of shares of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Series C-1, regardless of whether any such action shall be by means of amendment to the Articles of Incorporation or by merger, consolidation or otherwise; (b) increase or decrease (other than by conversion) the authorized number of Series C-1; (c) without limiting any provision of Section 2, create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over or is on a parity with the Series C-1 with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Corporation; (d) without limiting any provision of Section 2, pay dividends or make any other distribution on any shares of any capital stock of the Corporation junior in rank to the Series C-1, other than a per annum dividend payment in the maximum amount of up to of 8%, in cash or capital stock; (e) issue any Series C-1 other than as provided in Section 2; or (f) without limiting any provision of Section 8 and 9, whether or not prohibited by the terms of the Series C-1, circumvent a right of the Series C-1.

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16. Transfer of Series C-1. A Holder may transfer some or all of its Series C-1 without the consent of the Corporation in accordance with an exemption from Section 5 of the Securities Act of 1933.

17. Reissuance of Preferred Certificates.

(a) Transfer. If any Series C-1 are to be transferred, the applicable Holder shall surrender the applicable Series C-1 Certificate to the Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of such Holder a new Series C-1 Certificate (in accordance with Section 17(d)), registered as such Holder may request, representing the outstanding number of Series C-1 being transferred by such Holder and, if less than the entire outstanding number of Series C-1 is being transferred, a new Series C-1 Certificate (in accordance with Section 17(d)) to such Holder representing the outstanding number of Series C-1 not being transferred. Such Holder and any assignee, by acceptance of the Series C-1 Certificate, acknowledge and agree that, by reason of the provisions of Section 5(c)(i) following conversion of any of the Series C-1, the outstanding number of Series C-1 represented by the Series C-1 may be less than the number of Series C-1 stated on the face of the Series C-1.

(b) Lost, Stolen or Mutilated Series C-1 Certificate. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of a Series C-1 Certificate (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the applicable Holder to the Corporation in customary and reasonable form without the requirement to post a bond or other security and, in the case of mutilation, upon surrender and cancellation of such Series C-1 Certificate, the Corporation shall execute and deliver to such Holder a new Series C-1 Certificate (in accordance with Section 17(d)) representing the applicable outstanding number of Series C-1.

(c) Series C-1 Certificate Exchangeable for Different Denominations. Each Series C-1 Certificate is exchangeable, upon the surrender hereof by the applicable Holder at the principal office of the Corporation, for a new Series C-1 Certificate or Series C-1 Certificate(s) (in accordance with Section 17(d)) representing in the aggregate the outstanding number of the Series C-1 in the original Series C-1 Certificate, and each such new certificate will represent such portion of such outstanding number of Series C-1 from the original Series C-1 Certificate as is designated by such Holder at the time of such surrender.

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(d) Issuance of New Series C-1 Certificate. Whenever the Corporation is required to issue a new Series C-1 Certificate pursuant to the terms of this Certificate of Designations, such new Series C-1 Certificate (i) shall represent, as indicated on the face of such Series C-1 Certificate, the number of Series C-1 remaining outstanding (or in the case of a new Series C-1 Certificate being issued pursuant to Section 17(a) or Section 17(c), the number of Series C-1 designated by such Holder which, when added to the number of Series C-1 represented by the other new Series C-1 Certificates issued in connection with such issuance, does not exceed the number of Series C-1 remaining outstanding under the original Series C-1 Certificate immediately prior to such issuance of new Series C-1 Certificate), and (ii) shall have an issuance date, as indicated on the face of such new Series C-1 Certificate, which is the same as the issuance date of the original Series C-1 Certificate.

(e) Book Entry. If the Corporation’s Transfer Agent issues the Series C-1 in book entry format, all provisions of this Certificate of Designations as to delivery of Series C-1 certificates shall be disregarded, and the Transfer Agent shall make entries in the stock transfer records in connection with conversions and transfers, as appropriate.

18. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations and any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit any Holder’s right to pursue actual and consequential damages for any failure by the Corporation to comply with the terms of this Certificate of Designations. The Corporation covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security. The Corporation shall provide all information and documentation to a Holder that is requested by such Holder to enable such Holder to confirm the Corporation’s compliance with the terms and conditions of this Certificate of Designations.

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19. Attorneys Fees.

(a) If (i) any shares of Series C-1 are placed in the hands of an attorney to enforce the provisions of this Certificate of Designations or (ii) there occurs any bankruptcy, reorganization, receivership of the Corporation or other proceedings affecting Corporation creditors’ rights and involving a claim under this Certificate of Designations, then the Corporation shall pay the costs incurred by such Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including attorneys’ fees and disbursements.

(b) In addition to the obligations under Section 19(a), in connection with the removal of restrictive legends from shares of Series C-1, the Corporation shall pay the reasonable attorney’s fees of counsel to any Holder in any amount not to exceed $750 per opinion of counsel. Such payment(s) shall be made within one Trading Day after receipt of a Conversion Notice or other notice from a Holder.

20. Construction; Headings. This Certificate of Designations shall be deemed to be jointly drafted by the Corporation and the Holders and shall not be construed against any such Person as the drafter hereof. The headings of this Certificate of Designations are for convenience of reference and shall not form part of, or affect the interpretation of, this Certificate of Designations. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Certificate of Designations instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Certificate of Designations.

21. Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. This Certificate of Designations shall be deemed to be jointly drafted by the Corporation and all Holders and shall not be construed against any Person as the drafter hereof. Notwithstanding the foregoing, nothing contained in this Section 21 shall permit any waiver of any provision of Section 19.

22. Dispute Resolution.

(a) In the case of a dispute relating to the Closing Sale Price, a Conversion Price or a fair market value or the arithmetic calculation of a Conversion Rate, (including a dispute relating to the determination of any of the foregoing), the Corporation or the applicable Holder (as the case may be) shall submit the dispute to the other party via electronic mail (A) if by the Corporation, within two Trading Days after the occurrence of the circumstances giving rise to such dispute or (B) if by such Holder at any time after such Holder learned of the circumstances giving rise to such dispute. If such Holder and the Corporation are unable to promptly resolve such dispute relating to such closing bid price, such Closing Sale Price, such Conversion Price or such fair market value, or the arithmetic calculation of such Conversion Rate, at any time after the second Trading Day following such initial notice by the Corporation or such Holder (as the case may be) of such dispute to the Corporation or such Holder (as the case may be), then such Holder may, at its sole option, select an independent, reputable investment bank to resolve such dispute.

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(b) Such Holder and the Corporation shall each deliver to such investment bank (A) a copy of the initial dispute submission so delivered in accordance with the first sentence of this Section 22(a) and (B) written documentation supporting its position with respect to such dispute, in each case, no later than 5:00 p.m. (Eastern time) by the fifth Trading Day immediately following the date on which such Holder selected such investment bank (the “Dispute Submission Deadline”) (the documents referred to in the immediately preceding clauses (A) and (B) are collectively referred to herein as the “Required Dispute Documentation”) (it being understood and agreed that if either such Holder or the Corporation fails to so deliver all of the Required Dispute Documentation by the Dispute Submission Deadline, then the party who fails to so submit all of the Required Dispute Documentation shall no longer be entitled to (and hereby waives its right to) deliver or submit any written documentation or other support to such investment bank with respect to such dispute and such investment bank shall resolve such dispute based solely on the Required Dispute Documentation that was delivered to such investment bank prior to the Dispute Submission Deadline). Unless otherwise agreed to in writing by both the Corporation and such Holder or otherwise requested by such investment bank, neither the Corporation nor such Holder shall be entitled to deliver or submit any written documentation or other support to such investment bank in connection with such dispute (other than the Required Dispute Documentation).

(c) The Corporation and such Holder shall cause such investment bank to determine the resolution of such dispute and notify the Corporation and such Holder of such resolution no later than 10 Trading Days immediately following the Dispute Submission Deadline. The fees and expenses of such investment bank shall be borne solely by the Corporation, and such investment bank’s resolution of such dispute shall be final and binding upon all parties absent manifest error.

23. Notices. The Corporation shall provide each Holder of Series C-1 with prompt written notice of all actions taken pursuant to the terms of this Certificate of Designations, including in reasonable detail a description of such action and the reason therefor. Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice must be in writing and shall be given in accordance with Section 9(f) of the Exchange Agreements or in accordance with any other instructions provided by the Holder to the Corporation. The Corporation shall provide each Holder with prompt written notice of all actions taken pursuant to this Certificate of Designations, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Corporation shall give written notice to each Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any grant, issuances, or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder. All notices shall be by email or recognized overnight delivery service, next Trading Day delivery using the addresses of the Corporation as provided to the Holders and the addresses of any Holder as provided by such Holder to the Corporation. The Corporation and the Holders may change their addresses by notice by the Corporation to all Holders or any Holder to the Corporation.

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24. Governing Law; Exclusive Jurisdiction. This Certificate of Designations shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Certificate of Designations shall be governed by, the internal laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Nevada. Except as otherwise required by this Certificate of Designations, the Corporation hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York County, New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein (i) shall be deemed or operate to preclude any Holder from bringing suit or taking other legal action against the Corporation in any other jurisdiction to collect on the Corporation’s obligations to such Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of such Holder or (ii) shall limit, or shall be deemed or construed to limit, any provision of Section 22. The Corporation hereby irrevocably waives any right it may have to, and agrees not to request, a jury trial for the adjudication of any dispute hereunder or in connection with or arising out of this Certificate of Designations or any transaction contemplated hereby.

25. Severability. If any provision of this Certificate of Designations is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Certificate of Designations so long as this Certificate of Designations as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

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26. Stockholder Matters; Amendment.

(a) Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Corporation pursuant to the NRS, the Articles of Incorporation, this Certificate of Designations or otherwise with respect to the issuance of Series C-1 may be effected by written consent of the Corporation’s stockholders or at a duly called meeting of the Corporation’s stockholders, all in accordance with the applicable rules and regulations of the NRS. This provision is intended to comply with the applicable sections of the NRS permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

(b) Amendment. This Certificate of Designations or any provision hereof (other than Section 5(d)) may be modified or amended or the provisions hereof waived with the written consent of the Corporation and the Holders of a majority of the Series C-1 currently outstanding, which must include Cavalry as long as Cavalry (or any of its Affiliates) owns at least 5% of the Series C-1 issued on the Initial Issuance Date. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

27. Disclosure. Upon receipt or delivery by the Corporation of any notice in accordance with the terms of this Certificate of Designations, unless the Corporation has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Corporation or any of its Subsidiaries, the Corporation shall within one Trading Day after any such receipt or delivery publicly disclose such material, non-public information on a Current Report on Form 8-K or otherwise. In the event that the Corporation believes that a notice contains material, non-public information relating to the Corporation or any of its Subsidiaries, the Corporation so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, such Holder shall be allowed to presume that all matters relating to such notice do not constitute material, non-public information relating to the Corporation or any of its Subsidiaries. If the Corporation or any of its Subsidiaries provides material non-public information to a Holder that is not simultaneously filed in a Current Report on Form 8-K and such Holder has not agreed to receive such material non-public information, the Corporation hereby covenants and agrees that such Holder shall not have any duty of confidentiality to the Corporation, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents with respect to, or a duty to any of the foregoing not to trade on the basis of, such material non-public information. Nothing contained in this Section 27 shall limit any obligations of the Corporation, or any rights of any Holder, under the Exchange Agreement.

* * * * *

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations of Series C-1 Convertible Preferred Stock of OncBioMune Pharmaceuticals, Inc. to be signed by its Chief Executive Officer on this 18th day of May, 2020.

ONCBIOMUNE PHARMACEUTICALS, INC.

By:	/s/ Andrew Kucharchuk
Andrew Kucharchuk, Chief Executive Officer

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EXHIBIT I

ONCBIOMUNE PHARMACEUTICALS, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of the Series C-1 Convertible Preferred Stock of OncBioMune Pharmaceuticals, Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series C-1 Convertible Preferred Stock, $0.0001 par value per share (the “Series C-1”), of OncBioMune Pharmaceuticals, Inc., a Nevada corporation (the “Corporation”), indicated below into shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion:

Aggregate number of Series C-1 to be converted

Aggregate Stated Value of such Series C-1 to be converted:

Aggregate accrued and unpaid dividends and accrued with respect to such Series C-1 and such aggregate dividends to be converted:

AGGREGATE CONVERSION AMOUNT TO BE CONVERTED:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the applicable Series C-1 are being converted to Holder, or for its benefit, as follows:

[ ]	Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

[ ]	Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:
DTC Number:
Account Number:

Date: _____________ __, __________ ________________________________ Name of Registered Holder

By:
Name:
Title:

Tax ID:
Facsimile:

E-mail Address:

EXHIBIT II

ACKNOWLEDGMENT

The Corporation hereby acknowledges this Conversion Notice and hereby directs _________________ to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated _____________, 20__ from the Corporation and acknowledged and agreed to by ________________________.

ONCBIOMUNE PHARMACEUTICALS, INC.

By:
Name:
Title: